EXHIBIT (A)(1)(I)

OFFER TO PURCHASE FOR CASH

Up to 9,893,955 of the Issued and Outstanding Shares of Common Stock

Of

TRI-CONTINENTAL CORPORATION

At

99.25% of Net Asset Value Per Share

By

TRI-CONTINENTAL CORPORATION

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON FEBRUARY 11, 2009.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER “CERTAIN CONDITIONS OF THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Stockholders of Tri-Continental Corporation:

Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), is offering to purchase up to 9,893,955 (approximately 12.5%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Shares”). As of January 9, 2009, 79,151,646 Shares were outstanding. The offer is to purchase up to 9,893,955 Shares for cash at a price equal to 99.25% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Shares are traded, on the trading day after the Offer expires (the “Pricing Date”), and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and Form of Letter and Cash Tender Election Form (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Eastern Time, on February 11, 2009 (the “Expiration Date”). The Shares are traded on the NYSE under the symbol “TY”. The NAV as of the close of the regular trading session of the NYSE on January 9, 2009 was $11.07 per Share, and the last reported sale price on the NYSE on such date for a Share was $9.81.

Guaranteed delivery is not available in connection with this Offer and therefore, no tenders will be accepted after 5:00 p.m., Eastern Time, on the Expiration Date.

Until the Offer expires, NAV quotations can be obtained from Georgeson Inc. (the “Information Agent”), by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time (except holidays).

Tendering stockholders will not pay brokerage fees or commissions or, except as set forth in Section 6—“Payment for Shares” of the Offer to Purchase, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent, American Stock Transfer & Trust Company, LLC (the “Depositary”) and Seligman Data Corp., the Fund’s stockholder service agent (“SDC”). The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders on or about January 15, 2009. The Letter of Transmittal is required to be completed and returned by stockholders who wish to tender their Shares and hold such Shares through accounts at SDC, regardless of whether such Shares are represented by stock certificates or as “book-credits” on SDC’s records (collectively, “Direct Holders”). The Letter of Transmittal is not applicable to (i) stockholders who hold their Shares in an account of a broker, dealer, commercial bank, trust company or other nominee (each, a “Nominee”, and each such holder a “Book-Entry Holder”) or (ii) participants in J. & W. Seligman & Co. Incorporated’s Matched Accumulation Plan and Seligman Data Corp.’s Employees’ Thrift Plan (collectively, the “Plans”, and each such participant, a “Seligman Employee Plan Participant”). Book-Entry Holders must instruct their Nominee to tender on their behalf. In order to tender Shares in the Offer, Seligman Employee Plan Participants must complete and submit a Cash Tender Election Form directly to USI Consulting Group, the recordkeeper for the Plans.

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. STOCKHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. YOU MAY SELL YOUR SHARES ON THE NYSE AT THE PREVAILING MARKET PRICE AT ANY TIME.

Commission rules require the Fund to suspend repurchases of Shares (i.e., you cannot sell your Shares back to the Fund) during the Offer period and the ten business days thereafter. Accordingly, from January 13, 2009 through February 26, 2009 (the “Suspension Period”), the Fund cannot accept, and will not process, any requests to effect sales of Shares received from Direct Holders, including any systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Suspension Period, the Fund will re-commence accepting requests for repurchases of Shares from Direct Holders, including systematic repurchases of Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). During the Suspension Period, any Direct Holder’s request to effect a sale of Shares received by the Fund before February 23, 2009 will be returned to the stockholder, and requests received on or after February 23, 2009 will be held and deemed received on the first date that the Fund may repurchase Shares after the Suspension Period. For Direct Holders holding common stock through an individual retirement account (“IRA”) at SDC that seek to make, under the Internal Revenue Code, a “required minimum distribution” through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) during the Suspension Period, SDC intends to process required minimum distribution requests on February 27, 2009. Additionally, non-IRA account systematic repurchases of Shares through the Fund’s Systematic Withdrawal Plan typically made on February 2nd and 16th, will be made on February 27, 2009.

If you are a Direct Holder and wish to sell Shares (other than pursuant to the Offer) during the Suspension Period, you must transfer the Shares that you wish to sell to an account held through a Nominee. The Nominee may charge you a fee to open an account, as well as account maintenance fees and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Shares through such Nominee. For information on transferring Shares to an account held through a Nominee, contact the Information Agent, Georgeson Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time (except holidays).

IMPORTANT INFORMATION

Stockholders who desire to participate in the Offer should: (1) if they are a Direct Holder, properly complete and sign the Letter of Transmittal, provide thereon the original of any required Medallion Signature Guarantee(s) and mail or deliver it together with any other documents required by the Letter of Transmittal (including the Share certificates if the Shares are held in certificated form) directly to SDC; (2) if they are a Seligman Employee Plan Participant, properly complete and sign the Cash Tender Election Form and mail or deliver it to USI Consulting Group; or (3) if they are a Book-Entry Holder, request their Nominee to effect the transaction on their behalf. Tendering stockholders will not pay brokerage commissions in connection with their tender of Shares, but Book-Entry Holders may be charged a fee by their Nominee for processing the tender(s). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Please note that guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern Time on the Expiration Date.

Tendering stockholders who do not timely make the required registration, custodial or transfer arrangements will not be able to participate in the Offer and will be deemed to have incorrectly tendered their Shares. (See Sections 4—“Procedures for Tendering Shares for Purchase” and 6—“Payment for Shares”.) Transfer and delivery requirements for Direct Holders are further detailed in the Letter of Transmittal. Transfer and delivery requirements for Seligman Employee Plan Participants are further detailed in the letter attached to the Cash Tender Election Form.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, RIVERSOURCE INVESTMENTS, LLC (THE FUND’S INVESTMENT MANAGER (THE “MANAGER”)) OR AMERIPRISE FINANCIAL, INC., MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER SHARES FOR PURCHASE OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS, AMERIPRISE FINANCIAL, INC. OR THE MANAGER AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES FOR PURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL OR FORM OF LETTER AND CASH TENDER ELECTION FORM. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, AMERIPRISE FINANCIAL, INC. OR THE MANAGER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR SHARES FOR PURCHASE OR REFRAIN FROM PARTICIPATING IN THE OFFER.

THE FUND HAS FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

THIS OFFER IS ONLY BEING MADE TO, AND MAY ONLY BE ACCEPTED BY, HOLDERS OF SHARES LOCATED IN THE UNITED STATES, CANADA, OR THE UNITED KINGDOM. HOLDERS OF SHARES NOT LOCATED IN ANY OF THESE THREE JURISDICTIONS MAY NOT PARTICIPATE IN THE OFFER. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY OTHER JURISDICTION. PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE SUCH RESTRICTIONS.

THIS OFFER IS EXEMPT FROM THE REQUIREMENTS APPLICABLE TO TENDER OFFERS UNDER CANADIAN SECURITIES LAWS. ACCORDINGLY, THE OFFER IS SUBJECT TO DISCLOSURE AND OTHER PROCEDURAL REQUIREMENTS THAT MAY DIFFER FROM THOSE AFFECTING

TENDER OFFERS IN CANADA. THIS TENDER OFFER STATEMENT HAS NOT BEEN APPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA. CERTAIN FINANCIAL INFORMATION IN THE TENDER OFFER STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES. IT MAY THEREFORE NOT BE COMPARABLE TO FINANCIAL INFORMATION PREPARED BY COMPANIES USING THE ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA. THE RECEIPT OF CASH BY CANADIAN SHAREHOLDERS MAY BE A TAXABLE TRANSACTION FOR CANADIAN FEDERAL INCOME TAX PURPOSES AND UNDER APPLICABLE PROVINCIAL AND OTHER TAX LAWS. SHAREHOLDERS ARE URGED TO CONSULT THEIR INDEPENDENT PROFESSIONAL ADVISORS REGARDING THE TAX CONSEQUENCES OF ACCEPTANCE OF THE OFFER.

The date of this Offer to Purchase is January 13, 2009.

i

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the purchase offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and, in the case of Direct Holders, the related Letter of Transmittal or, in the case of Seligman Employee Plan Participants, the Cash Tender Election Form and related letter.

What is the purchase offer?

•

The Fund is offering to purchase up to 9,893,955 shares (approximately 12.5%) of its common stock (“Shares”) for cash at a price per share equal to 99.25% of the per Share net asset value as of the close of the regular trading session of the NYSE, the principal market on which the Shares are traded, on the trading day immediately after the Expiration Date. The Offer will expire at 5:00 p.m., Eastern Time, on the Expiration Date. The Offer is subject to a number of conditions. (See Section 3—“Certain Conditions of the Offer.”)

How many of my Shares will the Fund purchase?

•

The Fund is offering to purchase up to 9,893,955 Shares (approximately 12.5% of its issued and outstanding Shares). If stockholders tender and do not withdraw more than 9,893,955 Shares for purchase, the Fund will purchase duly tendered Shares from participating stockholders on a pro rata basis, based upon the number of Shares each stockholder validly tenders for purchase and does not timely withdraw, provided, that, due to operational constraints, fractional Shares will be accepted from Direct Holders and the number of Shares accepted from Book-Entry Holders and Seligman Employee Plan Participants will be rounded to the nearest whole Share. Book-Entry Holders may transfer their Share account to SDC, and as a Direct Holder, the Fund will accept for tender any fractional Shares that result from any proration. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if stockholders tender more than the maximum number of Shares to be purchased by the Fund in the Offer.

Will I have to pay anything to participate in the Offer?

•

The Fund will bear the costs of printing and mailing materials to Fund stockholders, certain legal and filing fees, and fees and expenses of SDC, USI Consulting Group, the Depositary and the Information Agent. If you are a Book-Entry Holder, your Nominee may charge you a fee for processing your purchase request and sending the purchase request to the Depositary. Per share expenses borne by a participating stockholder might increase to the extent that the Fund purchases fewer Shares from such participating stockholder.

Why is the Fund making this Offer?

•

The Fund is making this Offer in connection with a settlement agreement, dated as of August 19, 2008, between the Fund and a stockholder group (the “Group”), including Western Investment LLC, whereby the members of the Group agreed to cast their votes at the Fund’s special meeting of stockholders (the “Meeting”) held on October 7, 2008 in accordance with the recommendations of the Board of Directors of the Fund (the “Board”). At the Meeting, stockholders approved an investment management services agreement (the “New Agreement”) between the Fund and RiverSource Investments, LLC (“RiverSource”), a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource acquired all of the outstanding capital stock of J. & W. Seligman & Co. Incorporated, the Fund’s former investment manager (“Seligman”), on November 7, 2008.

Pursuant to the settlement agreement, the Fund agreed that, if the stockholders approved the New Agreement and RiverSource’s acquisition of Seligman was completed, the Fund would promptly commence an in-kind tender offer for 35% of its then-outstanding Shares (“In-Kind Offer”). The Fund also agreed that if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the In-Kind Offer was less than 99.25% of the average of the common stock’s daily net asset value per share during that five trading-day period it would commence, promptly upon completion and settlement of the In-Kind Offer, this Offer. The In-Kind Offer expired at 5 p.m. Eastern Time on December 11, 2008 and the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the In-Kind Offer was less than 99.25% of the average common stock’s net asset value during the same period.

When will the Offer expire?

•	The Offer will expire at 5:00 p.m., Eastern Time, on February 11, 2009.

What is the net asset value per Share as of a recent date?

•

As of January 9, 2009, the net asset value per Share was $11.07 and the last reported sales price on the NYSE for a Share was $9.81. (See Section 9—“Price Range of Shares” for more information regarding the trading range of Shares and the Fund’s net asset value per Share during the past three years.) Before the Offer expires, net asset value quotations can be obtained from Georgeson Inc. by calling 1-888-219-8293, Monday through Friday between 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m. (except holidays).

Will the Fund’s net asset value per Share be higher or lower on the date that the price to be paid for purchased Shares is to be determined?

•	No one can accurately predict what the Fund’s net asset value per share will be at any future date.

How do I participate in the Offer?

•

If you are a Direct Holder, you should obtain and read the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit it along with any other documents required by the Letter of Transmittal (including Share certificates if you hold your Shares in certificated form) directly to SDC, in proper form before 5:00 p.m., Eastern Time, on the Expiration Date.

•

If you are a Seligman Employee Plan Participant, you should obtain and read the tender offer materials, including the Offer to Purchase, and if you should decide to tender, complete a Cash Tender Election Form and submit it to USI Consulting Group in proper form. USI Consulting Group must receive your Cash Tender Election Form and any other required documents by 9:00 a.m., Eastern Time, on the Expiration Date, or USI Consulting Group may be unable to tender Shares on your behalf.

•

If your Shares are held by a Nominee, e.g., in “street name”, (i.e., a Book-Entry Holder) you should contact that firm to obtain the package of information necessary to make your decision. Tenders by Book-Entry Holders may only be made by book-entry transfer, to any of the accounts maintained by the Depositary at the Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”).

•	Please note that guaranteed delivery is not available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern Time, on the Expiration Date.

•	If you are not located in any of the United States, Canada, or the United Kingdom, you may not participate in the Offer.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all, some or none of the Shares you own.

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•

Yes, you may withdraw all, but not less than all, of your Shares at any time prior to 5:00 p.m., Eastern Time on February 11, 2009. If you are a Direct Holder and you wish to withdraw your Shares, you must contact SDC by phone at the number on the back cover of this Offer to Purchase. If you are a Book-Entry Holder and you wish to withdraw your Shares, you must direct your Nominee to do so on your behalf. The Nominee will forward your notice to the Depositary at its address listed on the back cover of this Offer to Purchase. If you are a Seligman Employee Plan Participant and you wish to withdraw your Shares, you must direct USI Consulting Group to do so on your behalf no later than 9:00 a.m., Eastern Time on the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 5—“Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•

A notice of withdrawal of previously tendered Shares must be timely received by the Depositary, USI Consulting Group or SDC, as applicable (pursuant to each institution’s procedures). The notice of withdrawal must specify the name of the stockholder who tendered the Shares and the name of the registered owner of such Shares if different from the person who tendered the Shares. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must state this. (See Section 5—“Withdrawal Rights.”)

May I place any conditions on my tender of Shares?

•	No.

If Shares I tender are accepted by the Fund, when will payment be made?

•	Payment for Shares accepted by the Fund will be made as soon as practicable after the expiration of the Offer.

Is my tender of Shares in the Offer a taxable transaction?

•

Yes, for most stockholders. It is expected that all U.S. stockholders, other than those who are tax-exempt, who sell Shares in the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. See Section 14—“Certain United States Federal Income Tax Consequences” of this Offer to Purchase for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor as well.

Is there any reason Shares tendered by me for purchase would not be accepted?

•

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. If the Offer is over-subscribed, not all of your Shares will be accepted for tender. In that case, the Fund will purchase duly tendered Shares from participating stockholders on a pro rata basis, based upon the number of Shares each stockholder validly tenders for purchase and does not timely withdraw, provided, that, due to operational constraints, fractional Shares will be accepted from Direct Holders and the number of Shares accepted from Book-Entry Holders and Seligman Employee Plan Participants will be rounded to the nearest whole Share. Book-Entry Holders may transfer their Share account to SDC, and as a Direct Holder, the Fund will accept for tender any fractional Shares that result from any proration.

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take.

Does the Fund’s management recommend that stockholders participate in the Offer, and will management participate in the Offer?

•

None of the Fund, its Board, its Manager or Ameriprise Financial, Inc. is making any recommendation to the Fund’s stockholders regarding whether to tender Shares in the Offer. None of the Fund’s directors or officers intends to tender for purchase in the Offer any of the Shares they beneficially own. (See Section 11—“Interest of Directors, Executive Officers and Certain Related Persons.”)

If I hold Shares in an account at SDC, can I sell Shares during the Suspension Period?

•

Pursuant to Commission rules, during the Suspension Period, the Fund will suspend all repurchases of Shares (i.e., you will not be able to sell your Shares back to the Fund during the Suspension Period), including systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

If you are a Direct Holder and wish to sell Shares during the Suspension Period (other than pursuant to the Offer), you must transfer the Shares that you wish to sell to an account held through a Nominee. The Nominee will then facilitate your request to sell Shares. SDC cannot facilitate your request to sell Shares during the Suspension Period. Transferring Shares from your account at SDC to an account held through a Nominee may take time, and during such time, the Fund’s market price and NAV may fluctuate. You may be charged a fee to open an account, as well as account maintenance fees, and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Shares through the Nominee. For information on transferring Shares to an account held through a Nominee, contact the Information Agent, Georgeson, Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time (except holidays).

Does the Fund have the financial resources to make payment?

•	Yes. The Fund has the financial resources to make payments from its cash on hand and from liquidation of its portfolio securities.

How do I obtain more information?

•

Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other purchase offer documents should be directed to Georgeson Inc., the Information Agent for the purchase offer, toll free at 1-888-219-8293. If you are a Book-Entry Holder, you should obtain this information and the documents from your Nominee. If you are a Seligman Employee Plan Participant, please contact USI Consulting Group.

1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended, the terms and conditions of any such amendment), the Fund will accept for payment, in exchange for cash, an aggregate amount of up to 9,893,955 (approximately 12.5%) of its issued and outstanding Shares that are properly tendered and not withdrawn in accordance with Section 5—“Withdrawal Rights” prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern Time, on February 11, 2009. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. (See Section 3—“Certain Conditions of the Offer”.) The purchase price of the Shares will be 99.25% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date and will be payable in cash. (See Section 6—“Payment for Shares”.) The Fund will not pay interest on the purchase price under any circumstances.

The NAV as of the close of the regular trading session of the NYSE on January 9, 2009 was $11.07 per Share and the last reported sale price of a Share on the NYSE on such date was $9.81, representing a discount of approximately 11.38% to NAV. Prior to the Expiration Date, NAV quotations can be obtained from the Information Agent, Georgeson, Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time (except holidays).

The Offer is being made to all stockholders located in the United States, Canada, or the United Kingdom and is not conditioned upon stockholders tendering for purchase any minimum aggregate number of Shares. The Offer is not being made to stockholders not located in any of those three jurisdictions.

If more than 9,893,955 Shares (approximately 12.5% of all Shares issued and outstanding) are duly tendered for purchase pursuant to the Offer (and not withdrawn as provided in Section 5—“Withdrawal Rights”), the Fund, subject to the conditions listed in Section 3—“Certain Conditions of the Offer”, will purchase Shares from participating stockholders in accordance with the terms and conditions specified in the Offer, on a pro rata basis based upon the number of Shares duly tendered (and not subsequently withdrawn) by or on behalf of each stockholder, provided, that, due to operational constraints, fractional Shares will be accepted from Direct Holders and the number of Shares accepted from Book-Entry Holders and Seligman Employee Plan Participants will be rounded to the nearest whole Share. Book-Entry Holders may transfer their Share account to SDC, and as a Direct Holder, the Fund will accept for tender any fractional Shares that result from any proration. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 9,893,955 Shares are tendered by all stockholders in the aggregate.

On January 9, 2009, there were 79,151,646 Shares issued and outstanding, and there were 22,895 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominees on behalf of multiple beneficial owners.

2. Purpose of the Offer; Plans or Proposals of the Fund. The Board considered and approved the Offer at a meeting held on November 4, 2008.

The Fund is making this offer in connection with the settlement agreement, dated as of August 19, 2008, between the Fund and a stockholder group, including Western Investment LLC, whereby the members of the Group agreed to cast their votes at the Fund’s special meeting of stockholders held on October 7, 2008 in accordance with the recommendations of the Board. At the Meeting, stockholders approved an investment management services agreement between the Fund and RiverSource, a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource acquired all of the outstanding capital stock of Seligman on November 7, 2008.

Pursuant to the settlement agreement, the Fund agreed that, if the stockholders approved the New Agreement and RiverSource’s acquisition of Seligman was completed, the Fund would promptly commence an In-Kind Offer. The Fund also agreed that if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the In-Kind Offer was less than 99.25% of the average of the common stock’s daily net asset value per share during that five trading-day period it would commence, promptly upon completion and settlement of the In-Kind Offer, this Offer. The In-Kind Offer expired at 5 p.m. Eastern Time on December 11, 2008 and the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the In-Kind Offer was less than 99.25% of the average common stock’s net asset value during the same period.

Any Shares purchased by the Fund pursuant to the Offer will be retired and will be available for re-issuance by the Fund without further stockholder action (except as required by applicable law or the rules of the NYSE).

Except as set forth above, as described in Section 11—“Interests of Directors, Executive Officers and Certain Related Persons” or in connection with the operation of the Fund’s Automatic Dividend Investment and Cash Purchase Plan or the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) or otherwise in connection with the declaration of dividends in Shares and the exercise of the outstanding warrants to purchase Shares, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present distribution policy, or indebtedness or capitalization of the Fund; (d) change to the present Board or management of the Fund, including change to the number or the term of members of the Board, the filling of any existing vacancies on the Board or change to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any change in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any change in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered Shares, if:

(a) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer or otherwise, seeks to obtain any material amount of damages in connection with the Offer or in relation to other Fund share purchases, or otherwise directly or indirectly adversely affects the Offer, other Fund share purchases or the Fund;

(b) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Shares are traded or other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(c) The Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the fiduciary duties of the Board owed to the Fund or its stockholders.

The Board may modify these conditions in light of experience.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3—“Certain Conditions of the Offer” shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to amend or terminate the Offer in any respect. (See Section 16—“Amendments; Termination”.)

4. Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares. For Shares to be properly tendered by a Book-Entry Holder pursuant to the Offer, such holder must cause its Nominee to deliver the Shares pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary) to any of the accounts maintained by the Depositary at DTC, before 5:00 p.m., Eastern Time, on the Expiration Date. Letters of Transmittal should not be sent or delivered to the Fund or the Depositary. In order to validly tender Shares for purchase pursuant to the Offer, Nominees tendering Shares on behalf of Book-Entry Holders must submit the DTC Delivery Election Form. (See Section 6—“Payment for Shares”.)

If you are a Direct Holder, in order to validly tender Shares held through SDC for repurchase pursuant to the Offer, you must send a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required Medallion Signature Guarantee(s), and any other documents required by the Letter of Transmittal (including Share certificates if you hold your Shares in certificated form) directly to SDC at the address set forth on the back cover of this Offer to Purchase before 5:00 p.m., Eastern Time, on the Expiration Date. The required transfer and delivery requirements for Direct Holders are further detailed in the Letter of Transmittal.

If you are a Seligman Employee Plan Participant, you should not submit and complete the Letter of Transmittal. Instead, you should send a properly completed and duly executed Cash Tender Election Form bearing original signature(s), directly to USI Consulting Group at the address set forth on the back cover of this Offer to Purchase. USI Consulting Group must receive your Cash Tender Election Form and other required documents prior to 9:00 a.m. Eastern Time on the Expiration Date, or USI Consulting Group may be unable to tender Shares on your behalf.

This offer is only being made to, and may only be accepted by, holders of Shares located in the United States, Canada or the United Kingdom. Tenders by shareholders not located in any of those three jurisdictions will not be accepted.

Guaranteed delivery will not be available in connection with this Offer, and, therefore, no tenders will be accepted after 5:00 p.m., Eastern Time, on the Expiration Date.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to tender or the guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the participating stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating stockholder’s representation that the stockholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

B. Medallion Signature Guarantees and Method of Delivery (Direct Holders only). Medallion Signature Guarantees will be required if proceeds are (i) $50,000 or more, (ii) being made payable to someone other than the registered account owner, (iii) being sent to an address that is different than your address of record or (iv) being sent via Automated Clearing House (ACH) or federal wire. A Medallion Signature Guarantee protects you and the Fund from fraud. It is an assurance that the signature is genuine. Medallion Signature Guarantees from The New York Stock Exchange, Inc. Medallion Signature Guarantee Program, The Securities Transfer Agents Medallion Program or The Stock Exchanges Medallion Program are acceptable. These guarantees are the leading signature guarantee programs recognized by most financial services associations throughout the United States and Canada, and are endorsed by the Securities Transfer Association. Non-medallion signature guarantees or notarization by a notary public are not acceptable forms of signature guarantees. See Instruction 6 of the Letter of Transmittal.

If Shares are held in certificate form and the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

If any of the Shares tendered by a Direct Holder for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered by a Direct Holder for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by a Medallion Signature Guarantee.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by a Medallion Signature Guarantee.

GUARANTEED DELIVERY IS NOT AVAILABLE IN CONNECTION WITH THIS OFFER.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Direct Holders have the responsibility to cause (a) the tender of their Shares for purchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (or a copy or facsimile thereof) (including original signature(s) and the original of any required Medallion Signature Guarantee(s)); and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

C. Book-Entry Delivery (Book-Entry Holders). The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Shares tendered for purchase on behalf of Book-Entry Holders by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Book-Entry Holders. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message (as defined below) in connection with a book-entry transfer and a Book-Entry Confirmation (as defined below) must in any case, be received by the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date at the appropriate address set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D. Delivery by a Seligman Employee Plan Participant. Seligman Employee Plan Participants who wish to tender Shares in the Offer must complete and sign the Cash Tender Election Form and send it to USI Consulting Group at 95 Glastonbury Boulevard, Glastonbury, CT 06033, Attention Ron DeMartino—Account Manager, (e-mail: Ron_Demartino@usicg.com, phone number: 860-368-2988 and fax number: 860-652-4062). USI Consulting Group must receive your Cash Tender Election Form by 9 a.m. Eastern Time on the Expiration Date or USI Consulting Group may be unable to tender Shares on your behalf.

E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all requests to tender Shares determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal or the Form of Letter and Cash Tender Election Form and the instructions thereto) shall be final and binding.

Notwithstanding any other provision hereof, payment for Shares accepted for purchase pursuant to the Offer will in all cases only be made: (a) after timely receipt by the Depositary of a Book-Entry Confirmation of the delivery of such Shares with respect to Shares held by Book-Entry Holders; (b) after timely receipt by SDC of a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required Medallion Signature Guarantee(s), and all other documents required by the Letter of Transmittal with respect to Shares held by Direct Holders; and (c) after timely receipt by USI Consulting Group of a Cash Tender Election Form (or a copy or facsimile thereof) properly completed and bearing original signature(s) with respect to Shares held by Seligman Employee Plan Participants, provided that USI Consulting Group properly tenders Shares.

F. Shares Not Accepted for Payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered, then (i) certificates for such unpurchased Shares tendered by Direct Holders will not be returned and will be held on deposit in an account at SDC as book-entry shares of the registered owner; however, any Direct Holder may request that SDC issue certificates for non-repurchased Shares, (ii) Shares delivered pursuant to the book-entry delivery procedure described in Section 4(c) above will be credited to the appropriate account maintained with DTC with respect to Shares tendered by Book-Entry Holders and (iii) USI Consulting Group will credit to the appropriate account any tendered but not accepted Shares with respect to Seligman Employee Plan Participants.

G. United States Federal Income Tax Withholding. To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each participating U.S. Stockholder must have a valid Form W-9 on file with its Nominee in the case of Book-Entry Holders, or have a valid Form W-9 on file with SDC in the case of Direct Holders. A “U.S. Stockholder” is, in general, a stockholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or other entity taxed as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Participating Non-U.S. Stockholders who are Direct Holders must submit a Form W-8BEN or other Form W-8, as appropriate, to SDC in order to avoid backup withholding. Participating Non-U.S. Stockholders who are Book-Entry Holders must have on file with their Nominee, a valid Form W-8BEN or other Form W-8, as appropriate, in order to avoid backup withholding. For this purpose, a “Non-U.S. Stockholder” is any stockholder that is not a U.S. Stockholder. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Stockholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

5. Withdrawal Rights. At any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after February 11, 2009, any stockholder may withdraw all, but not less than all, of the Shares that the stockholder has tendered.

To be effective, (i) a written notice of withdrawal of Shares tendered for purchase by a Book-Entry Holder must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to 5:00 p.m., Eastern Time, on the Expiration Date, (ii) a telephone notice of withdrawal of Shares tendered for purchase by a Direct Holder must be timely received by SDC at its phone number set forth on the back cover of this Offer to Purchase prior to 5:00 p.m., Eastern Time, on the Expiration Date or (iii) a written notice of withdrawal of Shares tendered for purchase by a Seligman Employee Plan Participant must be received by USI Consulting Group at its address set forth on the back cover of this Offer to Purchase prior to 9:00 a.m., Eastern Time, on the Expiration Date. Any notice of withdrawal must specify the name(s) of the person having requested the tendered Shares to be withdrawn and the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by such stockholder).

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 4—“Procedures for Tendering Shares for Purchase”. Except as otherwise provided in this Section 5—“Withdrawal Rights”, tenders of Shares made pursuant to the Offer will be irrevocable.

NEITHER THE FUND, ITS BOARD OF DIRECTORS, AMERIPRISE FINANCIAL, INC., THE MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, SDC NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not withdrawn in accordance with Section 5—“Withdrawal Rights”) when, as and if the Fund gives oral or written notice to the Depositary, or to SDC, as applicable, of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay cash for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer through its agent, SDC, which will make payment to stockholders directly (in the case of Direct Holders), or to DTC (in the case of Book-Entry Holders and Seligman Employee Plan Participants) promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

With respect to Direct Holders, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by SDC of:

•	a properly completed and duly executed Letter of Transmittal (or a copy thereof) and any required Medallion Signature Guarantee(s);

•	certificate(s) evidencing certificated Shares; and

•	all other documents required by the Letter of Transmittal.

With respect to Seligman Employee Plan Participants, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by USI Consulting Group of a Cash Tender Election Form (or a copy thereof) properly completed and duly executed.

With respect to Book-Entry Holders, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary, of:

•	an Agent’s Message; and

•	timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4.

The Fund (and therefore non-participating stockholders indirectly) is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to stockholder, certain legal and filing fees and the fees and expenses of the Depositary, SDC, USI Consulting Group and the Information Agent. Nominees may charge fees to a participating Book-Entry Holder for processing a purchase request and sending it to the Depositary. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

Certificates representing Shares tendered by Direct Holders but not repurchased will not be returned following the termination, expiration or withdrawal of the Offer and will be held on deposit in an account at SDC as book-entry shares of the registered owner; however, any Direct Holder may request that SDC issue certificates for non-repurchased Shares. The Fund will not be obligated to repurchase Shares pursuant to the Offer under certain conditions. (See Section 3—“Certain Conditions of the Offer”.)

7. Source and Amount of Consideration. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were $11.07, which was the NAV per Share on January 9, 2009, and if stockholders tender the maximum number of Shares offered to be purchased (approximately 12.5% of the Fund’s issued and outstanding Shares), estimated cash payments to the stockholders would be worth approximately $108.7 million. (See the Pro Forma Capitalization Table, Section 8—“Effects of the Offer; Consequences of Participation”.)

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be derived from any cash on hand and from the proceeds of the sale of portfolio securities held by the Fund. The Fund reserves the right to finance a portion of the Offer through temporary borrowing.

8. Effects of the Offer; Consequences of Participation. THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING STOCKHOLDERS.

A. Effects on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities might decline and hence the Fund’s NAV might decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Pricing Date, if such a decline continued up to the Pricing Date, the consideration received by tendering stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund might receive proceeds from the sale of portfolio securities at less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the proceeds received by tendering stockholders and the NAV per Share for non-tendering stockholders.

Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV per Share following the Offer, due to the fact that the purchase price represents a 0.75% discount to the Fund’s NAV per Share. The potential accretion to the Fund’s NAV per Share may offset in whole or in part any decline in the Fund’s NAV as discussed above.

The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares.

B. Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains (reduced by net capital loss realized during the fiscal year and usable capital loss carryforwards) as a capital gain dividend to stockholders of record subsequent to the termination of the Offer. This recognition and distribution of gains, if any, would have certain negative consequences: first, stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, which could reduce the Fund’s NAV because, as described above, the price realized on the sale of portfolio securities might be less than their valuations by the Fund and the sales would cause the Fund to incur brokerage and related-transaction expense; and third, any such sales of portfolio securities could cause the Fund to recognize additional capital gains (which would likely thereafter be distributed to stockholders as a capital gain dividend). It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2008, there was net unrealized depreciation of approximately $308.4 million in the Fund’s portfolio as a whole, and there was approximately $216.2 million of capital loss carryforwards and approximately $437.8 million of net capital losses incurred from November 1, 2008 to December 31, 2008. In addition, some of the distributed gains may be realized with respect to securities held for one year or less, which would generate short-term capital gain, which is generally taxable to the stockholders at ordinary income rates. Such distributions (as well as distributions taxable as long-term capital gains) could adversely affect the Fund’s after-tax performance.

C. Effects on the Fund. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating stockholders and reducing the net assets of the Fund. This reduction in the net assets of the Fund will likely cause the ratio of the Fund’s expenses to its net assets to increase. Additionally, a reduction in the number of Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Shares.

D. Pro Forma Effects on Fund Capitalization. The purchase by the Fund of the Shares will reduce the Fund’s net assets (that is, its assets less its liabilities and the value of its preferred stock). The following table sets forth the net assets of the Fund as of January 9, 2009, adjusted to give effect to the Offer (excluding expenses and assuming the Fund purchases 12.5% of its issued and outstanding Shares pursuant to the Offer):

Pro Forma Capitalization(1)

	As of January 9, 2009	Adjustment for Purchase at $10.99 per Share(2)	Pro Forma as Adjusted
Total net assets	$876,596,736	$(108,734,565)	$767,862,171
Shares outstanding	79,151,646	(9,893,955)	69,257,691
NAV per Share(3)	$11.07	N/A	$11.09

(1)	This table assumes purchase by the Fund of 9,893,955 Shares, equal to 12.5% of the Fund’s issued and outstanding Shares as of January 9, 2008.
(2)	This amount represents 99.25% of the Fund’s NAV per Share, as of January 9, 2008. Shares purchased pursuant to the Offer will be purchased at a 0.75% discount to NAV on the Pricing Date, which may be more or less than $11.07 per Share, and the pro forma NAV per Share also may be more or less than that shown above.
(3)	NAV is determined daily, Monday through Friday, as of the close of regular trading on the NYSE (normally, 4:00 p.m. Eastern time) each day the NYSE is open for trading. NAV per Share is determined by dividing the current value of the assets of the Fund less its liabilities and the prior claim of the preferred stock by the total number of Shares of common stock outstanding.

E. Tax Consequences of Participating Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering stockholders and may have tax consequences for nontendering stockholders See Section 14—“Certain United States Federal Income Tax Consequences”.

F. Suspension of Purchases of Shares Held in Accounts at SDC. Commission rules require the Fund to suspend repurchases of Shares (i.e., you cannot sell your Shares back to the Fund) during the Offer period and ten business days thereafter. Accordingly, during the Suspension Period, the Fund cannot accept, and will not process, any requests to effect sales of Shares received from stockholders who hold Shares through accounts at SDC (i.e., Direct Holders), including any systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Suspension Period, the Fund will re-commence accepting requests for repurchases of Shares from Direct Holders including systematic repurchases of Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). During the Suspension Period, a Direct Holder’s request to effect a sale of Shares received by the Fund before February 23, 2009 will be returned to the stockholder, and requests received on or after February 23, 2009 will be held and deemed received on the first date that the Fund may repurchase Shares after the Suspension Period. For Direct Holders holding common stock through an individual retirement account (IRA) at SDC that seek to make, under the Internal Revenue Code, a “required minimum distribution” through the Fund’s Automatic Cash Withdrawal Plan (also known as Systemic Withdrawal Plan) during the Suspension Period, SDC intends to process required minimum distribution requests on February 27, 2009. Additionally, non-IRA account systematic repurchases of Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) typically made on February 2nd and 16th, will be made on February 27, 2009.

If you are a Direct Holder and wish to sell Shares during the Suspension Period, you must transfer the Shares that you wish to sell to an account held through a Nominee. Your Nominee may charge you a fee to open an account, as well as account maintenance fees and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Shares through the Nominee. For information on transferring Shares to an account held through a Nominee, contact the Information Agent, Georgeson Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern Time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time (except holidays).

9. Price Range of Shares. The following table shows the high and low sale prices of the Shares on the composite tape for issues listed on the NYSE for each calendar quarter since the beginning of 2006, as well as the net asset values and the range of the percentage discounts to net asset value per share that correspond to such prices.

	Market Price		Corresponding Net Asset Value		Corresponding Discount to Net Asset Value
	High	Low	High	Low	High	Low
Year (ending December 31)
2006
1st Quarter	20.40	18.86	23.30	22.44	(12.45)	(15.95)
2nd Quarter	20.66	18.85	23.74	21.59	(12.97)	(12.69)
3rd Quarter	21.21	18.92	23.89	21.72	(11.22)	(12.89)
4th Quarter	22.55	20.88	25.81	23.83	(12.63)	(12.38)
2007
1st Quarter	23.28	22.10	26.45	25.15	(11.98)	(12.13)
2nd Quarter	26.69	22.73	28.06	25.74	(4.88)	(11.69)
3rd Quarter	26.51	21.88	28.35	24.57	(6.49)	(10.95)
4th Quarter	24.78	20.57	26.91	22.90	(7.92)	(10.17)
2008
1st Quarter	20.51	16.80	22.68	18.74	(9.57)	(10.35)
2nd Quarter	19.27	16.52	21.13	18.62	(8.80)	(11.28)
3rd Quarter	17.81	14.41	18.67	14.76	(4.61)	(2.37)
4th Quarter	14.76	9.23	15.50	9.57	(4.77)	(3.55)
2009
1st Quarter (through January 9)	10.47	9.81	11.69	11.07	(10.44)	(11.38)

The Fund’s common stock has historically traded on the market at less than its net asset value. As of the close of business on January 9, 2009, the Fund’s NAV was $11.07 per Share, and the high, low and closing prices per Share on the NYSE on that date were $9.95, $9.75 and $9.81, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained in the manner indicated in Section 1—“Price; Number of Shares”.

The tender of Shares, unless and until such tendered Shares are accepted for purchase by the Fund, will not affect the record ownership of any such tendered Shares for purposes of determining entitlement to any dividends payable by the Fund.

10. Selected Financial Information. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund’s 2007 Annual Report to stockholders and from the unaudited financial statements of the Fund, which are incorporated herein by reference and included in the Fund’s 2008 Mid-Year Report to stockholders. The Annual and Mid-Year Reports may be obtained without charge by writing to Georgeson Inc., the Information Agent, by calling 1-888-219-8293 or on the Internet at www.sec.gov or www.tricontinental.com.

FINANCIAL HIGHLIGHTS

The following table includes per Share performance data for a share of the Fund, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Shares. This information does not show the effect of the In-Kind Offer which expired on December 11, 2008 and, pursuant to which, approximately 24.4% of the Fund’s then-outstanding Shares were exchanged for portfolio securities of the Fund. This information also does not reflect the reduction in net assets of the Fund as a result of the severe downturn in the equity markets since June 30, 2008. As of January 9, 2009, net assets were approximately $876.6 million.

Additionally, this information does not show the effect of the Fund’s decision, effective January 8, 2009, to replace its level rate distribution policy, which was implemented in May 2007 and affected distributions to stockholders in 2007 and 2008, with an earned distribution policy. The level rate distribution policy called for quarterly distributions to holders of the Fund’s common stock equal to 2.75% of NAV attributable to the Fund’s common stock at the end of the prior calendar quarter. This policy change means that, going forward, the Fund will make distributions to stockholders that are approximately equal to all distributions received by the Fund from its underlying portfolio investments (less expenses and dividends to preferred stockholders) rather than distributions of any pre-set value.

Financial Highlights

	Six Months Ended June 30, 2008 (unaudited)	Year Ended December 31,
		2007	2006	2005	2004	2003
Per Share Operating Performance:
Net Asset Value, Beginning of Period	$23.03	$25.66	$22.16	$21.87	$19.55	$15.72

Net investment income	0.33	0.84	0.33	0.26	0.26	0.18
Net realized and unrealized investment gain (loss)	(3.55)	(1.01)	3.47	0.29	2.31	3.84

Increase (Decrease) from Investment Operations	(3.22)	(0.17)	3.80	0.55	2.57	4.02
Dividends paid on Preferred Stock	(0.01)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Dividends paid on Common Stock	(0.32)	(0.87)	(0.28)	(0.24)	(0.23)	(0.17)
Distributions from net realized gain	(0.31)	(1.57)	—	—	—	—
Return of capital	(0.54)	—	—	—	—	—
Issuance of Common Stock in gain distributions	0.02	—	—	—	—	—

Net Increase (Decrease) in Net Asset Value	(4.38)	(2.63)	3.50	0.29	2.32	3.83

Net Asset Value, End of Period	$18.65	$23.03	$25.66	$22.16	$21.87	$19.55

Adjusted Net Asset Value, End of Period*	$18.60	$22.98	$25.60	$22.10	$21.82	$19.51
Market Value, End of Period	$16.54	$20.90	$22.38	$18.58	$18.28	$16.40

Total Investment Return:
Based upon market value	(15.53)%	3.51%	22.10%	2.98%	12.95%	25.24%
Based upon net asset value	(13.57)%	(0.52)%	17.38%	2.66%	13.36%#	25.84%

Ratios/Supplemental Data:
Expenses to average net investment assets	0.67%†	0.65%	0.79%	0.64%	0.65%	0.68%
Expenses to average net assets for Common Stock	0.68%†	0.66%	0.80%	0.65%	0.66%	0.70%
Net investment income to average net investment assets	3.19%†	3.17%	1.37%	1.18%	1.26%	1.03%
Net investment income to average net assets for Common Stock	3.25%†	3.22%	1.40%	1.20%	1.28%	1.05%
Portfolio turnover rate	53.81%	123.02%	121.81%	70.77%	47.36%	138.65%

Net Investment Assets, End of Period (000s omitted):
For Common Stock	$1,931,970	$2,373,429	$2,657,209	$2,392,304	$2,470,781	$2,310,999
For Preferred Stock	37,637	37,637	37,637	37,637	37,637	37,637

Total Net Investment Assets	$1,969,607	$2,411,066	$2,694,846	$2,429,941	$2,508,418	$2,348,636

*	Assumes the exercise of outstanding warrants.
†	Annualized.
#	Excluding the effect of the payments received from J. & W. Seligman & Co. Incorporated (the Fund’s investment manager prior to November 7, 2008) in 2004, the total investment return would have been 13.33%.

11. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s stockholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of December 31, 2008.

Name and Position	Number of Shares Beneficially Owned

Directors
Kathleen Blatz, Director	100
Arne H. Carlson, Director	100
Pamela G. Carlton, Director	100
Patricia M. Flynn, Director	2,037
Anne P. Jones, Director	100
Jeffrey Laikind, Director	100
Stephen R. Lewis, Jr., Director	100
John F. Maher, Director	5,000
Catherine James Paglia, Director	100
Alison Taunton-Rigby, Director	200
Leroy C. Richie, Director	10,297.769
William F. Truscott, Director	100

Officers
Patrick T. Bannigan, President	0
William F. Truscott, Vice President	100
Michelle M. Keeley, Vice President	0
Amy K. Johnson, Vice President	0
Scott R. Plummer, Vice President, General Counsel and Secretary	0
Paul B. Goucher, Assistant Secretary	0
Christopher O. Petersen, Assistant Secretary	0
Joseph D’Alessandro, Assistant Secretary	0
Lawrence P. Vogel, Treasurer	0
Joseph Cheung, Assistant Treasurer	0
Jeffrey P. Fox, Assistant Treasurer	0
Paul D. Pearson, Assistant Treasurer	0
Connie Trebisovsky, Assistant Treasurer	0
Wade M. Voigt, Assistant Treasurer	0
Yvonne R. Walker, Assistant Treasurer	4,477
Eleanor T.M. Hoagland, Chief Compliance Officer, Money Laundering Prevention Officer and Identity Theft Prevention Officer	0

The total percentage of Shares beneficially owned by all directors and executive officers equals less than 1% of the outstanding Shares.

During the 60 days prior to the date of this Offer to Purchase, the Fund has not effected any transaction in Shares, except for the In-Kind Offer and issuances under the Fund’s Automatic Dividend Investment and Cash Purchase Plan and repurchases under the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). Except as set forth in this Offer to Purchase and with respect to the warrants described below, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with respect to any of the Fund’s securities, including, without limitation, any agreement, arrangement, or understanding with respect to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. As of January 9, 2009, there were outstanding 9,991 warrants, each of which entitled holders to purchase 24.19 Shares at $0.93 per Share.

Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares for purchase pursuant to the Offer.

During the 60 days prior to the date of this Offer to Purchase, none of the Fund’s executive officers or directors purchased any Shares in the open market.

12. Certain Information About the Fund. The Fund is a Maryland corporation with its principal executive offices located at 50605 Ameriprise Financial Center, Minneapolis, MN. The Fund is a closed-end management investment company. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a stockholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is to produce future growth of both capital and income while providing reasonable current income.

RiverSource Investments, LLC (the Manager), a wholly owned subsidiary of Ameriprise Financial, Inc., is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Manager offers a full spectrum of investment products to domestic and international retail, business, and institutional investors. As of September 30, 2008, the Manager had approximately $127.8 billion in assets under management and managed 163 funds. Its principal office address is 50605 Ameriprise Financial Center, Minneapolis, MN.

13. Additional Information. The Fund has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, including the exhibits thereto (“Schedule TO”), which provides certain additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

14. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of certain U.S. federal income tax consequences of a participating stockholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a stockholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization (including, without limitation, a tax-exempt or tax-deferred plan, account, or entity), a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, or a U.S. Stockholder (as such term is defined in Section 4.F. above) whose functional currency for tax purposes is not the U.S. dollar). Stockholders should consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the stockholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Stockholders of Participating in the Offer. It is anticipated that U.S. Stockholders, other than tax-exempt persons, who sell Shares pursuant to the Offer, will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between (a) the amount of cash they receive pursuant to the Offer and (b) their adjusted tax basis in the Shares sold by them. The sale date for such tax purposes will be the date the Fund accepts the Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the participating U.S. Stockholder at the time of sale as capital assets, and will be treated as either long-term or short-term capital gain or loss depending on whether or not the Shares have been held at that time for more than one year. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any long-term capital gain realized by a non-corporate U.S. Stockholder that is not a tax-exempt person will generally be taxed at a maximum rate of 15% depending on whether or not the Shares have been held at that time for more than one year. Capital losses recognized by a U.S. Stockholder are generally available only to offset capital gains of the U.S. Stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year with capital losses). The ability of a U.S. Stockholder to carry back or carry forward capital losses is limited.

Under the Code’s “wash sale” rules, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent U.S. Stockholders acquire other Shares within 30 days before or after the date the repurchased Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares acquired would be adjusted to reflect the disallowed loss.

The foregoing U.S. federal income tax treatment is based on the assumption that not all stockholders will participate in the Offer and that the continuing ownership interest in the Fund of each participating U.S. Stockholder (including Shares constructively owned by such participating U.S. Stockholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the repurchase as a sale rather than a distribution for U.S. federal income tax purposes, pursuant to Section 302(b) of the Code. If this assumption is not met, the receipt of cash for Shares purchased by the Fund may be taxable to U.S. Stockholders that are not tax-exempt persons as a distribution by the Fund rather than as a gain from the sale of the Shares. In that event, receipt of the cash by such U.S. Stockholders would be taxable as a dividend, to the extent of such U.S. Stockholders’ allocable Shares of the Fund’s current or accumulated earnings and profits. Any excess of the cash received over the portion so taxable as a dividend would constitute a non-taxable return of capital to the extent of the U.S. Stockholders’ tax basis in its Shares, and any remaining excess would be treated as either long-term or short-term capital gain from the sale of Shares (if the Shares are held as capital assets), depending on how long the Shares were held. If the repurchase is treated as a distribution by the Fund rather than as a sale of shares, the portion of the distribution treated as a dividend would, in the case of U.S. Stockholders who are individuals meeting certain holding period and other requirements, qualify as “qualified dividend income” eligible for the reduced maximum federal tax rate of 15% to the extent deemed to be paid out of “qualified dividend income” received by the Fund. Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (including foreign corporations incorporated in certain countries having a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Any portion of the distribution treated as a dividend that did not qualify for the reduced rate would be taxable to U.S. Stockholders that are not tax-exempt persons at the regular maximum federal tax rate of up to 35%. If the receipt of cash by a participating U.S. Stockholder is taxable as a distribution, such U.S. Stockholder’s remaining tax basis in the purchased Shares would generally be added to the tax basis of the Shares that the U.S. Stockholder continued to hold following completion of the Offer.

B. Consequences to U.S. Stockholders who do not Participate in the Offer. The purchase of Shares pursuant to the Offer generally will have no U.S. federal income tax consequences to non-participating U.S. Stockholders. However, if any such purchase by the Fund is treated as a dividend rather than as an exchange, as described above, and the dividend has the result of some stockholders receiving property and other stockholders increasing their proportionate interests in the assets or earnings and profits of the Fund, the non-participating U.S. Stockholders may be deemed to have received a taxable distribution of Fund stock.

C. Backup Withholding. Under the U.S. backup withholding rules, the Nominee, or SDC, as applicable, would be required to withhold 28% of the gross proceeds paid to any U.S. Stockholder unless either: (a) such U.S. Stockholder has on file with SDC, or their Nominee, as applicable, an IRS Form W-9, providing such U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (i) such number is correct; (ii) either (A) such U.S. Stockholder is exempt from backup withholding, (B) such U.S. Stockholder has not been notified by the Internal Revenue Service that such U.S.

Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the Internal Revenue Service has notified such U.S. Stockholder that such U.S. Stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. In order to avoid the possibility of backup withholding, all participating U.S. Stockholders are required to have on file with SDC or their Nominee, as applicable, an IRS Form W-9. Failure of a U.S. Stockholder to provide SDC or their Nominee, as applicable, with a completed and signed Form W-9 will result in a defective submission, and the Fund will be unable to repurchase such stockholder’s Shares. Certain Stockholders (including, among others, all corporations and certain exempt individuals) are not subject to backup withholding.

In addition, all or a portion of payments received by participating U.S. Stockholders in exchange for Shares pursuant to the Offer may be subject to U.S. federal income tax information reporting requirements.

D. Consequences to Non-U.S. Stockholders of Participating in the Offer. The U.S. federal income tax consequences of a Non-U.S. Stockholder (as such term is defined in Section 4.G. above) on ownership, sale, or disposition of Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder, as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above with respect to U.S. Stockholders participating in the Offer. Whether the proceeds received by a participating Non-U.S. Stockholder will be treated for tax purposes as a sale of the Shares or distribution by the Fund will be determined in the same manner as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Stockholder upon the sale of Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the receipt of cash upon exchange of Shares by a participating Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund, or if a Non-U.S. Stockholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the stockholder’s increase in its proportionate ownership of the Fund resulting from other stockholders’ sale of Shares pursuant to the Offer, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the sale of Shares by a Non-U.S. Stockholder is effectively connected income, regardless of whether the sale is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, such income would be subject to U.S. tax at rates applicable to a U.S. Stockholder, as well as any applicable branch profits tax.

E. Backup Withholding for Non-U.S. Stockholders. Participating Non-U.S. Stockholders could be subject to 28% backup withholding, as described with respect to participating U.S. Stockholders above. In order to avoid the possibility of backup withholding, each Non-U.S. Stockholder must have on file with SDC, in the case of Direct Holders, or have on file with their Nominee, in the case of Book Entry Holders, a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Stockholder. Failure to provide, or have on file with SDC or the Nominee, as applicable, the appropriate Form W-8 will result in a defective submission and the Fund will be unable to purchase the participating Non-U.S. Stockholder’s Shares. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Stockholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html. Certain Stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.

15. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares repurchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3—“Certain Conditions of the Offer”.

16. Amendments; Termination. Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3—“Certain Conditions of the Offer” has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3—“Certain Conditions of the Offer”, and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 5—“Withdrawal Rights” without extending the period during which the Offer is open.

Any termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 13e-4(e) and l3e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or day that the NYSE is not open for business and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17. Miscellaneous. This Offer is only being made to, and may only be accepted by, holders of Shares located in the United States, Canada, or the United Kingdom. If you are not located in the United States, Canada or the United Kingdom, you may not participate in the Offer. The Offer is not being made to, nor will the Fund accept tenders of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any U.S. jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of stockholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

Direct Holders. Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documentation should be sent or delivered by Direct Holders directly to SDC at the address set forth below.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Seligman Data Corp.	Seligman Data Corp.
P.O. Box 9759	101 Sabin Street
Providence, RI 02940	Pawtucket, RI 02860

Phone Number for Withdrawals: 1-800 TRI-1092

Book-Entry Holders: The Depositary for the Offer is American Stock Transfer & Trust Company, LLC:

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC Attention: Reorganization Department	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department
59 Maiden Lane	59 Maiden Lane	59 Maiden Lane
New York, NY 10038	New York, NY 10038	New York, NY 10038

Book-Entry Holders who wish to tender their Shares should contact their Nominee. Letters of Transmittals and Cash Tender Election Forms will not be accepted from Book-Entry Holders.

Seligman Employee Plan Participants. Manually signed copies of the Cash Tender Election Form will be accepted. The Cash Tender Election Form should be sent or delivered by Seligman Employee Plan Participants to USI Consulting Group at the address set forth below. Letters of Transmittals will not be accepted from Seligman Employee Plan Participants.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:	By Hand:
USI Consulting Group Attention: Ron DeMartino— Account Manager	USI Consulting Group Attention: Ron DeMartino— Account Manager	USI Consulting Group Attention: Ron DeMartino— Account Manager
95 Glastonbury Boulevard	95 Glastonbury Boulevard	95 Glastonbury Boulevard
Glastonbury, CT 06033	Glastonbury, CT 06033	Glastonbury, CT 06033

Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Stockholders who are Book-Entry Holders may also contact their Nominee for assistance concerning the Offer. Seligman Employee Plan Participants should contact USI Consulting Group for additional copies of the Offer to Purchase, the Form of Letter and the Cash Tender Election Form or other material in connection with the Offer

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street,

New York, New York 10038,

Toll Free: 1-888-219-8293